U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PUBLIC COMPANY MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0493734
(State of Incorporation)	(I.R.S. Employer ID No.)

5770 El Camino Road, Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

2005 Non-Employee and Consultants Retainer Stock Plan

(Full title of the Plan)

Oasis Corporate Services, Inc.

5440 W. Sahara Ave., Suite 202

Las Vegas, NV 89146

(Name and address of agent for service)

(702) 480-9854

(Telephone number, including area code, of agent for service)

copies to:

Wendy E. Miller, Esq.

2549B Eastbluff Dr. #437

Newport Beach, CA 92660

(702) 265-5680

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share	670,000	$1.20 (1)	$804,000	$78.00

(1) Estimated  pursuant to Rule 457(h) solely for purposes of calculating amount of registration  fee, based upon the average of the high and low prices reported on June 30, 2005, as reported on the OTC Electronic Bulletin Board.

PART I  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

See Item 2 below.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The 2005 Non-Employee and Consultants Retainer Stock Plan (the "Plan") was approved by the Registrant to promote the interests of the Registrant and its  shareholders  by attracting  and retaining  non-employee contractors  and  consultants  capable of  furthering  the  future  success of the Registrant and by aligning their economic  interests more closely with those of the Registrant's  shareholders,  by paying their retainer or fees in the form of shares of the  Registrant's  common  stock,  par value one tenth of one cent  ($0.001) per share ("Common Stock").

Current Participants in the Plan:

1.

    Tim Fernback - 200,000 shares, Business Development

2.

    Don Mcgehee - 120,000 shares, Accounting and Bookkeeping

3.

    Pantelis Langis - 50,000 shares, Corporate Document Preparation and Filings

4.

    Michael T. Williams, Esq. - 50,000 shares, Legal Counsel

5.

    Tom Johansmeyer - 50,000 shares, Technical Writing

6.

    Sharon Dotson - 10,000 shares, Corporate Relations

7.

    Dan Scheff - 50,000 shares, Web Hosting and Development

8.

    Ginger Derrickson - 50,000 shares, Virtual Network Administrator

9.

    Barbara Ostini - 15,000 shares, Business Administrative Services

10.

    Larry Wilson - 75,000 shares, Corporate Compliance Management

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated  under the Securities  Act of 1933.  The  participants shall be provided a written  statement  notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference  in Item 3 of Part II of the  registration  statement,  and (ii) other documents  required to be delivered  pursuant to Rule 428(b). The statement will inform the  participants that these documents are  incorporated by reference in the Section 10(a)  prospectus,  and shall  include the address  (giving title or department) and telephone number to which the request is to be directed.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed with the Securities and Exchange Commission (the "Commission") by Public Company Management Corporation [f/k/a Myoffiz, Inc.], a Nevada corporation (the "Company"), are incorporated herein by reference:

(a)

The Registrant's latest annual report on Form 10-KSB for the fiscal year ended June 30, 2004, filed on September 24, 2004.

(b)

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above, in particular the Current Report on Form 8-K/A filed on February 14, 2005 regarding the acquisition of Myoffiz, Inc., by the Registrant.

(c)

A description of the securities of the Registrant as contained in the final and approved form for registration on Form  10-SB/A, filed on April 23, 2004.

All  documents  subsequently  filed  by the  Registrant  pursuant  to Sections  13(a),  13(c),  14, and 15(d) of the Securities  Exchange Act of 1934, prior to the  filing of a  post-effective  amendment  which  indicates  that all securities  offered  have been sold or which  deregisters  all  securities  then remaining  unsold,  shall be  deemed  to be  incorporated  by  reference  in the registration  statement  and to be part  thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

Other than as set forth below,  no named expert or counsel was hired on a  contingent  basis,  will  receive a direct or indirect  interest in the small business  issuer,  or was a promoter,  underwriter,  voting  trustee,  director, officer, or employee of the Registrant.

Wendy E. Miller, Esq., counsel for the Registrant in regards to this filing is giving an opinion on the validity of the securities being registered herein.  This counsel does not own any shares of the Registrant's common stock.

Michael T. Williams, Esq., named above, is receiving shares of common stock pursuant to the Plan in exchange for legal services consisting of advice and preparation work in connection with reports of the Registrant under the Securities Exchange Act of 1934 and other general corporate and securities work previously rendered and to be rendered in the future to the Registrant under an attorney-client contract. Michael T. Williams, Esq., principal of Williams Law Group, P.A., owns 50,000 shares of the Registrant's common stock and is under contract to be issued an additional 130,000 shares of the Registrant's common stock in addition to the 50,000 shares of common stock he will receive pursuant to this Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATION OF LIABILITY.

(a)

ARTICLES OF INCORPORATION.

The articles of incorporation of the Registrant provide the following with respect to liability:

"To the fullest extent permitted by the Nevada corporations laws or any other applicable law as now in effect or as it may  hereafter  be  amended, officers or directors of this corporation  shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as an officer or director."

(b)

NEVADA REVISED STATUTES.

NRS 78.747  LIABILITY OF STOCKHOLDER,  DIRECTOR OR OFFICER FOR DEBT OR LIABILITY OF CORPORATION.

   1.

Except as otherwise provided by specific statute,  no stockholder, director  or  officer  of a  corporation  is  individually  liable for a debt or liability of the corporation,  unless the stockholder,  director or officer acts as the alter ego of the corporation.

  2.

A  stockholder,  director  or  officer  acts as the  alter  ego of a corporation if:

(a)

The corporation is influenced and governed by the stockholder, director or officer;

(b)

There  is such  unity  of  interest  and  ownership  that  the  corporation  and the  stockholder, director or officer  are  inseparable from each other; and

(c)

Adherence to the corporate  fiction of a separate entity would  sanction fraud or promote a manifest injustice.

  3.

The question of whether a  stockholder,  director or officer acts as the alter ego of a  corporation must be  determined by the court as a matter of law.

INDEMNIFICATION.

(a)

ARTICLES OF INCORPORATION.

The  articles of  incorporation  of the  Registrant  do not contain any provisions with regard to indemnification.

(b)

BYLAWS.

The Bylaws of the  Registrant  provide the  following  with  respect to indemnification:

"Any person made a party to any action,  suit or proceeding,  by reason of the fact that he,  his  testator  or  interstate  representative  is or was a director,  officer or employee of the Corporation or of any corporation in which he served as such at the request of the Corporation  shall be indemnified by the Corporation against the reasonable expenses,  including attorneys fees, actually and  necessarily  incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action,  suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for gross negligence or misconduct in the performance of his duties".

The foregoing right of indemnification shall not be deemed exclusive of any other  rights to which any officer or director - or employee may be entitled apart from the provisions of this section.

The amount of indemnity to which any officer or any director may be entitled  shall be fixed by the Board of Directors, except that in any case in which  there is no disinterested  majority of the Board  available,  the amount shall be fixed  by arbitration pursuant to the then existing  rules of the American Arbitration Association.

(c)

NEVADA REVISED STATUTES.

NRS 78.7502  DISCRETIONARY AND MANDATORY  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

  (1)

A corporation  may indemnify any person who was or is a party or is threatened to be made a party to any  threatened,  pending or completed  action, suit or proceeding,  whether civil,  criminal,  administrative or investigative, except an action  by or in the right of the corporation,  by reason of the fact that he is or was a director,  officer, employee or agent of the corporation, or is or was serving at the  request of the  corporation  as a  director,  officer, employee or agent of another corporation,  partnership,  joint venture, trust or other enterprise,  against expenses, including attorneys' fees, judgments, fines and  amounts  paid in  settlement  actually  and  reasonably  incurred by him in connection with the action, suit or proceeding if he:

(a)

Is not liable  pursuant to NRS 78.138  [directors and officers duty to exercise their powers in good faith and with a view to the interests of the corporation]; or

(b)

Acted  in good  faith  and in a  manner  which  he  reasonably believed to be in or not opposed to the best  interests of the corporation,  and,  with  respect  to any  criminal  action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The  termination  of  any  action,  suit  or  proceeding  by  judgment,   order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself,  create a presumption  that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation,  or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

  (2)

A corporation  may indemnify any person who was or is a party or is threatened to be made a party to any threatened,  pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director,  officer,  employee or agent of the  corporation,  or is or was serving at the request of the  corporation  as a director, officer, employee or agent of another corporation,  partnership, joint venture,  trust or other enterprise against expenses,  including amounts paid in settlement  and  attorneys'  fees  actually  and  reasonably  incurred by him in connection with the defense or settlement of the action or suit if he:

(a)

Is not liable pursuant to NRS 78.138; or

(b)

Acted  in good  faith  and in a  manner  which  he  reasonably believed to be in or not opposed to the best  interests of the corporation.

Indemnification  may not be made for any claim, issue or matter as to which such a  person  has  been  adjudged  by a  court  of  competent  jurisdiction,  after exhaustion  of all appeals  therefrom,  to be liable to the  corporation  or for amounts paid in  settlement  to the  corporation,  unless and only to the extent that the  court in which  the  action  or suit  was  brought  or other  court of competent  jurisdiction  determines  upon  application  that  in view of all the circumstances  of the case,  the person is fairly  and  reasonably  entitled  to indemnity for such expenses as the court deems proper.

  (3)

To the extent  that a  director,  officer,  employee  or agent of a corporation  has been  successful  on the merits or  otherwise in defense of any action,  suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein,  the corporation shall indemnify him against expenses,  including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751  AUTHORIZATION  REQUIRED FOR DISCRETIONARY  INDEMNIFICATION; ADVANCEMENT  OF EXPENSES;  LIMITATION  ON  INDEMNIFICATION  AND  ADVANCEMENT  OF EXPENSES.

  (1)

Any discretionary  indemnification  pursuant to NRS 78.7502, unless ordered by a court or  advanced  pursuant  to  subsection  2, may be made by the corporation  only as authorized in the specific case upon a  determination  that indemnification  of the  director,  officer,  employee or agent is proper in the circumstances. The determination must be made:

(a)

By the stockholders;

(b)

By the  board  of  directors  by  majority  vote  of a  quorum consisting  of  directors  who were not parties to the action,  suit or proceeding;

(c)

If a majority  vote of a quorum  consisting  of directors  who were not parties to the action,  suit or proceeding so orders,  by independent legal counsel in a written opinion; or

(d)

If a quorum  consisting  of directors  who were not parties to the  action,  suit  or  proceeding  cannot  be  obtained,   by independent legal counsel in a written opinion.

  (2)

The articles of  incorporation,  the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action,  suit or proceeding must be paid by the corporation as they are incurred and in advance of the final  disposition of the action,  suit or  proceeding,  upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately  determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The  provisions  of this  subsection  do not  affect any rights to advancement  of expenses to which  corporate  personnel  other than directors or officers may be entitled under any contract or otherwise by law.

  (3)

The  indemnification  pursuant to NRS 78.7502  and  advancement  of expenses authorized in or ordered by a court pursuant to this section:

(a)

Does not  exclude any other  rights to which a person  seeking indemnification  or  advancement  of expenses  may be entitled under the articles of incorporation  or any bylaw,  agreement, vote of stockholders or disinterested  directors or otherwise, for either an action in his official  capacity or an action in another  capacity  while  holding  his  office,   except  that indemnification,  unless  ordered by a court  pursuant  to NRS 78.7502 or for the  advancement  of expenses  made pursuant to subsection  2, may not be made to or on behalf of any director or officer if a final  adjudication  establishes that his acts or  omissions  involved  intentional  misconduct,  fraud  or a knowing  violation of the law and was material to the cause of action.

(b)

Continues  for a  person  who  has  ceased  to be a  director, officer,  employee  or agent and inures to the  benefit of the heirs, executors and administrators of such a person.

NRS 78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY

OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

  1.

A  corporation  may purchase  and  maintain  insurance or make other financial  arrangements  on  behalf  of any  person  who  is or was a  director, officer,  employee  or agent of the  corporation,  or is or was  serving  at there quest of the corporation as a director,  officer, employee or agent of another corporation,  partnership,  joint  venture,  trust or other  enterprise  for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such,  whether or not the  corporation  has the  authority to  indemnify  him against such liability and expenses.

  2.

The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a)

The creation of a trust fund.

(b)

The establishment of a program of self-insurance.

(c)

The securing of its obligation of  indemnification by granting a  security  interest  or  other  lien  on any  assets  of the corporation.

(d)

The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction,  after exhaustion of all  appeals  there from,  to be liable for  intentional  misconduct,  fraud or a knowing  violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

  3.

Any  insurance or other  financial  arrangement  made on behalf of a person  pursuant to this section may be provided by the corporation or any other person  approved  by the  board of  directors,  even if all or part of the other person's stock or other securities is owned by the corporation.

  4.

In the absence of fraud:

(a)

The decision of the board of directors as to the  propriety of the terms and  conditions of any insurance or other  financial arrangement  made  pursuant to this  section and the choice of the  person  to  provide  the  insurance  or  other  financial arrangement is conclusive; and

(b)

The insurance or other financial arrangement:

  (1)

Is not void or voidable; and

  (2)

Does  not  subject  any  director   approving  it  to personal liability for his action, even if a director approving   the   insurance   or   other    financial arrangement  is a  beneficiary  of the  insurance  or other financial arrangement.

  5.

A corporation or its subsidiary  which provides  self-insurance  for itself or for another  affiliated  corporation  pursuant to this  section is not subject to the provisions of Title 57 of NRS.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8.  EXHIBITS.

Exhibit Number	Exhibit Description

4	2005 Non-Employee and Consultants Retainer Stock Plan.

5	Opinion Re: Legality.

23.1	Consent of Accountants.

23.2	Consent of Counsel (included in Exhibit 5)

ITEM 9.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

  1.

To file,  during  any  period in which  offers or sales  are  being  made,  a post-effective amendment to this registration statement:

To  include  any  material  information  with  respect  to the  plan of distribution  not  previously  disclosed  in the  registration  statement or any material change to such information in the registration statement.

  2.

That, for the purpose of determining  any liability  under the Securities Act of  1933,  each  such  post-effective  amendment  shall  be  deemed  to be a new registration  statement  relating to the  securities  offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.

To remove from registration by means of a post-effective amendment any of the securities  being  registered  which  remain  unsold at the  termination  of the offering.

  4.

The  undersigned   registrant   hereby  undertakes  that,  for  purposes  of determining  any liability  under the Securities Act of 1933, each filing of the registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the Securities  Exchange  Act of 1934  (and,  where  applicable,  each  filing of an employee  benefit  plan's  annual  report  pursuant  to  Section  15(d)  of  the Securities  Exchange  Act of 1934)  that is  incorporated  by  reference  in the registration  statement  shall  be  deemed  to be a new  registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  5.

Insofar as indemnification  for liabilities  arising under the Securities Act of 1933 may be permitted to directors,  officers and controlling  persons of the registrant pursuant to the foregoing  provisions,  or otherwise,  the registrant has been advised that in the opinion of the Securities  and Exchange  Commission such  indemnification  is against  public policy as expressed in the Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such liabilities  (other than the payment by the registrant of expenses incurred or paid by a director,  officer or  controlling  person of the registrant in the successful  defense of any  action,  suit or  proceeding)  is  asserted  by such director,  officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been  settled by  controlling  precedent,  submit to a court of  appropriate jurisdiction the question whether such  indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant  to the  requirements  of the  Securities  Act  of  1933,  the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorize, in the City of Las Vegas, Nevada, on July 1, 2005.

PUBLIC COMPANY MANAGEMENT CORPORATION

By: /s/ Stephen Brock

Stephen Brock, Chief Executive Officer